Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between AVITA Medical, Inc. and AVITA Medical Americas, LLC. (collectively, the “Company”) and Nicole Kelsey, an individual (the “Executive”) with reference to the following:

RECITALS

WHEREAS, the Company desires to employ Executive to serve as the Chief Legal and Compliance Officer and Corporate Secretary (CLO) of the Company;

WHEREAS, the Executive is willing to serve in the role of Chief Legal and Compliance Officer and Corporate Secretary of the Company and provide services to the Company and its subsidiaries and affiliates under the terms and conditions stated herein,

WHEREAS, the Executive would serve as Chief Legal and Compliance Officer and Corporate Secretary of the Company, effective as of July 1, 2024 (the “Effective Date”),

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound, it is hereby agreed by and between the parties hereto as follows:

1.
Employment and Duties
1.1
Employment. The Company hereby employs the Executive as the CLO of the Company and the Executive hereby accepts such employment as of the Effective Date pursuant to the terms and conditions set forth herein. The Executive will perform policy- making functions in her role and will be deemed to be an officer under Section 16 of the Securities Exchange Act of 1934. The Executive shall report directly to the Chief Executive Officer (“CEO”).
1.2
Duties. The Executive shall perform, to the best of her ability and in a manner satisfactory to the CEO, all such duties that are consistent with Executive’s title and position, and such other duties as may reasonably be assigned to her by the CEO. The Executive’s duties will be conducted principally from the Company’s North America office, currently located in Valencia, California, or at such other location as determined by the CEO (but subject to the terms of this Agreement), with travel to such other locations from time to time as reasonably required.
1.3
Time and Efforts. The Executive shall devote her full business time and provide her best efforts, attention, and energies to the business of the Company, and its subsidiaries and affiliates, and to the performance of Executive’s duties hereunder, and Executive shall not engage in any other business, profession or occupation for compensation or otherwise during the employment period without the prior written consent of the Board of Directors (the “Board”); provided that, nothing herein shall preclude Executive from serving in any capacity with any civic, educational, or charitable organization, and provided, further that, in each case, and in the aggregate, such services do not materially conflict or interfere with Executive’s obligations to the

Company, and its subsidiaries and affiliates hereunder and such service is disclosed in advance by Executive to the Board. Executive has disclosed that she is a board member of the following non-profit organizations and Company agrees for her continuance:

[******]

Executive further acknowledges that she owes the Company both a fiduciary duty and a duty of loyalty while employed during the employment period to act at all times in the best interests of the Company, and its subsidiaries and affiliates.

2.
Compensation

As the total consideration for the Executive’s services rendered hereunder, Executive shall be entitled to the following:

2.1
Base Salary. The Executive shall be paid an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000.00) per year (“Base Salary”), subject to applicable tax deductions and withholdings, beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of the Company. The Executive’s salary will be subject to annual review by the Board and may be increased in the sole discretion of the Board.
2.2
Bonus.

(a) Annual Performance Bonus. In addition to Base Salary, the Executive shall be eligible to receive an annual performance bonus (“Annual Bonus”) based upon the Company’s performance and Executive’s performance for the preceding year as measured against certain performance targets as mutually established by the parties to this Agreement as determined by the Board and CEO. The Annual Bonus, if earned, shall be paid on or around the March timeframe of the following year. The amount of the Annual Bonus shall be fifty percent (50%) of Executive’s Base Salary (“Target Bonus”). For 2024, Executive will be eligible to receive an Annual Bonus of up to fifty percent (50%) of the pro-rata share of the Base Salary (excluding any other bonus or compensation) Executive earned in 2024. Executive may be entitled to an additional amount of up to fifty percent (50%) of the Target Bonus based upon performance. For the Annual Bonus to be deemed earned, and in order to be eligible and entitled to receive any Annual Bonus payment, the Executive must be employed by, and not have given notice of resignation to the Company, or have been given notice of termination by the Company at the time the Annual Bonus is determined and paid to Executive.

2.3
Equity. Subject to approval of the Company’s Board, Executive shall be eligible for 150,000 options which will vest as follows:
•
150,000 options will vest based on Executive’s continued employment with the Company at a rate of 50,000 per year for three (3) years, commencing with the first 50,000 option installment, which will vest upon the completion of Executive’s first year of service.

Any such equity grants shall be subject to the terms of a Share Option Agreement and the governing equity plan which will be provided to the Executive within thirty (30) days of her Effective Date. In addition, Executive shall be eligible for the annual equity grants under the

Amendment to the 2020 Omnibus Incentive Plan. For avoidance of doubt, such option terms shall provide that Executive is entitled to immediate acceleration of Executive’s stock options so that 100% of any then unvested stock options shall immediately vest and become exercisable upon a Change in Control.

2.4
Relocation Expenses. The company recognized that the Executive will need to relocate to the Southern California area. To offset some of these expenses the Company will provide a one time relocation bonus of [******] upon proof of moving.

The bonus will be paid in one payment on AVITA Medical’s first normal pay period following the receipt of proof of move. You must be actively employed at the time of the Bonus payment to receive any such payment. You understand that the Bonus is paid at AVITA Medical’s discretion and is not tied to your job performance or any other metric. You understand and agree that if your employment with AVITA Medical ends before the 12-month anniversary of your first date of employment, you must re-pay the Bonus in its entirety to AVITA Medical within five business days of your last date of employment. You understand and agree that you are not entitled to any pro-rata share or credit of any portion of the Bonus for an incomplete year of service.

2.5
Business Expenses. During employment, the Executive is entitled to reimbursement for reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s duties, subject to proper documentation and approval as required pursuant to the applicable Company expense reimbursement policies.
2.6
Fringe Benefits. The Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies applicable to other peer executives of the Company.
2.7
Vacation. The Executive shall be entitled each year to a vacation, during which time her compensation shall be paid in full. The time allotted for such vacation shall be four (4) weeks per year. Executive can accrue up to six (6) weeks of vacation time, at which point no additional vacation may accrue beyond the six (6) weeks until a portion thereof is used. Any accrued vacation will roll over into the following calendar year and will not be forfeited. The Executive agrees to schedule planned vacation to be taken at a time mutually convenient to the Executive, CEO, and the Company.
2.8
Health Insurance and Benefits. The Executive shall be eligible to participate in the Company’s health, dental and vision plans, as well as the Company’s 401k program and non- qualified deferred compensation plan, pursuant to the terms of these plans and programs.
3.
Term and Termination of Employment
3.1
At-Will Employment. The Company and the Executive hereby agree that the Executive’s employment by the Company shall be “at-will” and for an indefinite period of time. Subject to the provisions of this Section, both the Executive and the Company shall have the right to terminate this Agreement and the employment relationship at any time and for any reason, with or without Cause, with or without Good Reason, and with or without advance notice.

3.2
Definitions.
(a)
Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) conviction of, or a plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; (ii) participation in an act of fraud or theft against the Company; (iii) willful and material breach of any contractual, statutory, fiduciary, or common law duty owed to the Company including without limitation Section 4.1 of this Agreement; (iv) willful and repeated failure to satisfactorily perform job duties; or (v) any willful act that is likely to and which does in fact have the effect of injuring the reputation, business, or a business relationship of the Company.
(b)
Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, or responsibilities in effect at the time of this Agreement; (ii) any reduction in the Executive’s then-current base salary; (iii) relocation of Executive’s principal place of work by a distance of fifty (50) miles or more from the Executive’s then-current principal place of work without the Executive’s consent; (iv) material breach by the Company of any provision of this Agreement; or (v) the occurrence of a Change in Control of the Company as defined in Section 3.2(c) below, provided, however, that the conduct described in the foregoing subsections (i) through (iv) will only constitute Good Reason if such conduct is not cured within thirty (30) days after the Company’s receipt of written notice from the Executive specifying the particulars of the conduct the Executive believes constitutes Good Reason and such notice shall be given within thirty (30) days of the occurrence of such event or conduct.

(c)
Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following events occurring after the date of this Agreement: (i) a sale or transfer of all or substantially all of the assets of the Company; (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; (iii) any change in ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions such as a buy out or exit of the Company (but excluding any change in stock listing).
3.3
Termination.
(a)
Termination for Cause or Resignation without Good Reason. In the event that the Company terminates the Executive’s employment for Cause or the Executive resigns her employment without Good Reason, this Agreement will terminate without further obligations to Executive other than the following: Executive shall be entitled to receive her unpaid base salary earned through her last day of employment, accrued but unused vacation pay, and vested benefits through and including Executive’s last day of employment.
(b)
Involuntary Termination Without Cause or Resignation With Good Reason. In the event of either an involuntary termination of the Executive’s employment Without Cause or a voluntary resignation by the Executive for Good Reason, in exchange for the Executive signing a separation and release of all claims agreement in a form acceptable to the Company, the Company shall provide the Executive with the following severance benefits in accordance with the timing set forth in Section 3.3(b)(v) below:

(i)
Base Salary: The Company shall pay the Executive the equivalent of twelve (12) months of the Executive’s annual base salary in effect at the time of the termination Without Cause or resignation with Good Reason in one lump sum payment, less standard deductions and withholdings.
(ii)
Benefits Coverage. The Company shall continue to provide group health, vision, and dental plan benefits to the Executive for a period of twelve (12) months from and after the date of termination, with the cost of all regular premiums for such benefits paid by the Company (or its successor). The Executive will pay the monthly cost of the premium and submit to the Company (or its successor) for reimbursement of such monthly expense.

(iii)
Equity. Executive's stock options shall immediately accelerate so that 100% of any then unvested stock options shall immediately vest and become exercisable upon the date of Executive’s termination Without Cause or resignation with Good Reason and shall continue to be exercisable for three (3) months.
(iv)
Timing of Payments. The severance benefits in the above subsection 3.3(b)(i) shall be paid to Executive no later than fifteen

(15) days from the date the Executive signs the severance and release agreement and the revocation period, if any, has expired.

4.
Proprietary Information

The Executive acknowledges that: (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business, and its subsidiaries and affiliates; (ii) the Executive’s work for the Company, and its subsidiaries, and affiliates has brought the Executive and will continue to bring the Executive into close contact with “Confidential Information” (as defined below); and (iii) the agreements and covenants contained in this Section 4 are essential to protect the business interests of the Company, and its subsidiaries and affiliates, and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

4.1
Confidential Information. Both during the term of the Executive’s employment under this Agreement and indefinitely after the Executive is no longer employed as CLO of the Company, the Executive shall not, directly or indirectly, (i) knowingly use for an improper personal benefit any “Confidential Information” that was acquired by, learned by or disclosed to Executive by reason of the Executive’s employment as CLO of the Company (before or after the date of this Agreement), or (ii) disclose any such Confidential Information to any person, business or entity, except in the proper course of the Executive’s duties as CLO, of the Company. As used in this Agreement, “Confidential Information” means any and all confidential or proprietary information of the Company, and its subsidiaries and affiliates that is not generally known to the public, including, without limitation, business, financial, marketing, technical, developmental, operating, performance, know-how, and process information, drawings and designs, customer information (including contact information, pricing and buying trends and needs), employee information (including the skills, abilities and compensation of other employees), and other trade secret information, now existing or hereafter discovered or developed. Confidential Information shall include information in any form whatsoever, including, without limitation, any digital or electronic record-bearing media containing or disclosing such information. The provisions of this Section 4 shall not apply to information that has become generally available to the public other than as a result of a disclosure by the Executive. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Executive will notify the Company within two (2) business days of receiving the request or requirement so that the Company may seek an appropriate protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Executive may disclose such Confidential Information to the tribunal; provided, however, that the Executive shall use the Executive’s reasonable best efforts to obtain, at the expense and reasonable request of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. The Executive acknowledges that all Confidential Information is the exclusive property of the Company. The Executive further acknowledges that the Executive’s entire work product, including working drafts and work sheets, shall be the sole property of the Company, and that the Executive will have no rights, title or interest in any such material whether prepared by the Executive alone, by others or by the Executive in conjunction with others. Executive agrees as a condition of continued employment to execute the Company’s Proprietary Information Agreement protecting the trade secrets and other intellectual property of the Company. Defend Trade Secrets Act Notice. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the employer's trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
4.2
Duty of Loyalty and Non-Competition. While employed by the Company, the Executive shall not, without the prior written consent of the Company, participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, manager, joint venture participant, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its subsidiaries or affiliates do business or have reasonable plans to do business) in a business engaged in competition with the Company or any of its subsidiaries or affiliates, or in a business that the Company or any of its subsidiaries or affiliates has taken reasonable steps to engage in (including, but not limited to, meeting with management teams or entering into preliminary or definitive term sheets, letters of intent, purchase agreements, or other similar arrangements or agreements) of which the Executive has knowledge at the time of Executive’s employment; provided, however, that such participation shall not include the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company. At all times following the termination of Executive’s employment as CLO of the Company for any reason, Executive shall not, either directly or indirectly, engage in any unlawful competitive activities or use confidential trade secret information for any purpose.
4.3
Non-Solicitation. For a period beginning on the Effective Date and ending two

(2) years after the date on which the Executive is no longer employed CLO of the Company (the “Non-Solicitation Period”), the Executive shall not in any capacity, either separately or in association with others: (i) unlawfully solicit for employment or endeavor in any way to unlawfully entice away from employment with the Company, its subsidiaries or affiliates any employee of the Company, its subsidiaries or its affiliates, or any person or entity that had been an employee of the Company or its subsidiaries or affiliates within the six (6) month period preceding the commencement of such activity; nor (ii) use confidential trade secret information to solicit or use any other unlawful means to induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company, or its subsidiaries or affiliates to discontinue, reduce or modify such relationship with the Company or its subsidiaries or affiliates.

4.4
Non-disparagement. The Executive agrees (whether during or after Executive’s employment as CLO of the Company) not to issue, circulate, publish or utter any comments or statements to the press or other media, or to any third parties, or to any employees of the Company, and its subsidiaries and affiliates, or any consultants or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship, which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company, or its subsidiaries or affiliates (including, without limitation, any products, services, or business plans or prospects); or (ii) the business reputation of the Company or its subsidiaries or affiliates (including its financial condition or the direction of the business), or any of their respective products or services, or their past or present officers, directors, executives or employees. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent requested or required to provide such information pursuant to applicable law or regulation. Nothing in this section is intended to limit Executive’s rights under Section 7 of the National Labor Relations Act.
4.5
Return of Property. Upon termination of her employment as CLO of the Company or at any time as the Company requests, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, a subsidiary, an affiliate, the Executive or a third party) relating to the Company, any of its subsidiaries or affiliates or any of their businesses or property that the Executive may possess or have under the Executive’s direction or control other than documents provided to the Executive in the Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company.
4.6
Remedies. The Executive acknowledges that (i) the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; (ii) the provisions of this Section 4 are reasonable in scope and in all other respects; (iii) any violation of these provisions will result in irreparable injury to the Company; (iv) money damages may not be an adequate remedy for the Company in the event of a breach of any of these provisions by the Executive; and (v) specific performance in the form of injunctive relief would be an appropriate remedy for the Company. If the Executive breaches or threatens to breach any of these provisions, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

5.
Assignment

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Executive. The Company shall be entitled to assign this Agreement to any subsidiary or affiliate of the Company or any entity that assumes the ownership and control of the business of the Company.

6.
Severability

Should any term, provision, covenant or condition of this Agreement be held to be void or invalid, the same shall not affect any other term, provision, covenant or condition of this Agreement, but such remainder shall continue in full force and effect as though each such voided term, provision, covenant or condition is not contained herein.

7.
Binding Arbitration

Any and all disputes which involve or relate in any way to this Agreement and/or to Executive’s employment or termination of employment as CLO of the Company, whether initiated by Executive or by the Company and whether based on contract, tort, statute, or common law, shall be submitted to and resolved by final, binding and confidential arbitration as the exclusive method for resolving all such disputes. The arbitration shall be private and confidential and conducted in Los Angeles, California pursuant to the Federal Arbitration Act and applicable California law, and pursuant to the applicable rules of the Judicial Arbitration and Mediation Services (“JAMS”) relating to employment disputes, unless the parties otherwise mutually agree to modify the JAMS Rules. A copy of the AAA Employment Rules are available for review at https://www.jamsadr.com/rules-employment-arbitration and are incorporated herein by reference.

The party demanding arbitration shall submit a written claim to the other party, setting out the basis of the claim or claims, within the time period of any applicable statute of limitations relating to such claim(s). If the parties cannot mutually agree upon an arbitrator, then the parties shall select a neutral arbitrator through the procedures established by the AAA. The arbitrator shall have the powers provided under the Federal Arbitration Act relating to the arbitration of disputes, except as expressly limited or otherwise provided in this Agreement. The parties shall have the right to reasonable discovery. The parties agree that the Company shall pay the administration costs of the AAA arbitration, including payment of the fees for the Arbitrator, and any other costs directly related to the administration of the arbitration. The parties shall otherwise be responsible for their own respective costs and attorneys' fees relating to the dispute, such as deposition costs, expert witnesses and similar expenses, except as otherwise provided in this Agreement to the prevailing party.

The Arbitrator may award, if properly proven, any damages or remedy that a party could recover in a civil litigation and shall award costs and reasonable attorneys’ fees to the prevailing party as provided by law. The award of the Arbitrator shall be issued in writing, setting forth the basis for the decision, and shall be binding on the parties to the fullest extent permitted by law, subject to any limited statutory right to appeal as provided by law.

Judgment upon the award of the Arbitrator may be entered in any state or federal court sitting in Los Angeles, California.

Nothing in this Section shall prevent Executive from filing or maintaining a claim for workers’ compensation, state disability insurance, or unemployment insurance benefits, and nothing in this section shall be construed to prevent or excuse Executive or the Company from using existing internal procedures for the resolution of complaints. Employee may bring claims before administrative agencies when the law permits the agency to adjudicate those claims, even when there is an agreement to arbitrate; examples include claims or charges with the United States Equal Employment Opportunity Commission (or comparable state agency), the National Labor Relations Board, the U.S. Department of Labor, or the Office of Federal Contract Compliance Programs. Nothing in this Section shall require arbitration of disputes that are excluded from coverage by this section or by law.

The Company and Executive agree that any dispute in arbitration will be brought on an individual basis only, and not on a class, collective, or representative basis on behalf of others (this agreement to be referred to hereafter as the “Class Action Waiver”). The Class Action Waiver does not apply to any claim that Executive brings on behalf of both herself and others under the California Private Attorney General Act of 2004. Executive will not be subject to any retaliation or discrimination if Executive seeks to challenge this arbitration provision or participate in a class, collective, or representative action in any forum, but Company may lawfully seek enforcement of this Agreement under the Federal Arbitration Act and seek dismissal of any class, collective, or representative actions or claims to the fullest extent allowed by law.

8.
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be carried out in California. Each of the parties agrees to submit to the personal jurisdiction of any state or federal court sitting in Los Angeles, California in any action or proceeding arising out of or relating to this Agreement.

9.
Notice

All notices and other communications under this Agreement shall be in writing and mailed, telegraphed, telecopied, or delivered by hand (by a party or a recognized courier service) to the other party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company:

AVITA Medical Americas, LLC Attn: General Counsel

28159 Avenue Stanford

Suite 220

Valencia, CA 91355

If to Executive:

Niclole Kelsey

At current home address on file with the Company

10.
Miscellaneous
10.1
Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.
10.2
Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. In this regard, each of the parties represents and warrants to the other party that such party is not relying on any promises or representations that do not appear in writing herein. This Agreement supersedes any prior verbal or written agreements with the Company regarding Executive’s employment or offer of employment, except as specifically referenced herein. Each of the parties further agrees and understands that this Agreement can be amended or modified only by a written agreement signed by all parties.
10.3
Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) she or it has full power, authority and capacity to execute and deliver this Agreement, and to perform her or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which she or it is a party or she or it is otherwise bound; (c) this Agreement is a valid and binding obligation in accordance with its terms for both parties; (d) Executive represents and warrants that she is under no other obligations, contractual or otherwise, that could impair her ability to perform fully and satisfactorily all of her obligations under this Agreement; (e) Executive has had full opportunity to review this Agreement, to obtain all legal advice she has deemed necessary or appropriate and has either done so, or voluntarily and knowingly declined to do so; and (f) neither party has been induced to enter into this Agreement through any promises, threats, coercion, or benefits not set forth expressly in writing in this Agreement.
10.4
Attorney’s Fees. In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation of this Agreement, then the prevailing party in any such action or proceeding, as determined by the court, arbitrator or other body having jurisdiction, shall be entitled to recover from the losing party all reasonable costs and expenses of such action or proceeding, including reasonable attorneys’ fees and court costs.
10.5
Counterparts. This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

[Signatures to follow on next page]

IN WITNESS WHEREOF, this Agreement is executed as of June , 2024.

“COMPANY”

AVITA Medical, Inc. and AVITA Medical Americas, LLC

By:
	Name: Title:	James Corbett Chief Executive Officer
Date:
and

“EXECUTIVE”

Nicole Kelsey

By:

Name: Nicole Kelsey

Date: